Exhibit 99.2

    The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with our condensed consolidated financial statements included in "Item 1. Financial Statements." Any references to Notes in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to the Notes to Condensed Consolidated Financial Statements included in "Item 1. Financial Statements" (attached as Exhibit 99.1 to this Report).

    As further discussed in Note 8 to our condensed consolidated financial statements, our condensed consolidated financial statements for all periods presented herein have been updated to reclassify ENSCO 57 as discontinued operations. This filing includes updates only to the portions of Item 1 and Item 2 of the First Quarter Form 10-Q that specifically relate to the reclassification of ENSCO 57 as discontinued operations and does not otherwise modify or update any other disclosures set forth in the First Quarter Form 10-Q.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations

BUSINESS ENVIRONMENT

       The significant decline in oil and natural gas prices during the latter half of 2008 and the deterioration of the global economy led to an abrupt reduction in demand for jackup rigs during 2009. Although oil prices improved during 2009 and the first quarter of 2010, incremental drilling activity was limited resulting in continued softness in jackup rig day rates. While we are encouraged by the number of recent rig inquiries, it remains uncertain whether they will ultimately result in increased jackup rig demand.

       Jackup rig supply continues to increase as a result of newbuild construction programs which were initiated prior to the 2008 decline in oil and natural gas prices and the global economic crisis. It has been reported that 41 newbuild jackup rigs are currently under construction, over half of which are scheduled for delivery during 2010. The majority of jackup rigs scheduled for delivery during 2010 are not contracted. It is unlikely that the market in general or any geographic region in particular will be able to fully absorb newbuild jackup rig deliveries in the near-term, especially in consideration of the existing oversupply of jackup rigs.

       The 2008 decline in oil and natural gas prices resulted in a modest decline in demand for ultra-deepwater semisubmersible rigs during 2009. New deepwater discoveries continue to be announced around the world, and we anticipate that demand for ultra-deepwater semisubmersible rigs will increase as operators undertake development activities over the next several years. Deepwater projects are typically more expensive and longer in duration than shallow-water jackup projects, therefore, deepwater operators tend to adopt a long-term view of commodity prices and the global economy.

       Semisubmersible rig supply also continues to increase as a result of newbuild construction programs. It has been reported that 32 newbuild semisubmersible rigs are currently under construction, over half of which are scheduled for delivery during 2010. The majority of semisubmersible rigs scheduled for delivery during 2010 are contracted. Based on the current level of demand for semisubmersible rigs, especially ultra-deepwater semisubmersible rigs, we anticipate that newbuild semisubmersible rigs will be absorbed into the market without a significant effect on utilization and day rates.

       For additional information concerning the potential impact newbuild rigs may have on our business, our industry and global supply, see "Item 1A. Risk Factors" in Part I and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II of our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by the Current Reports on Form 8-K dated June 8, 2010 and August 13, 2010.

    Deepwater

       During 2009, depressed oil and natural gas prices resulted in a modest decline in demand for ultra-deepwater semisubmersible rigs, however, utilization and day rates generally were stable. During the first quarter of 2010, utilization and day rates remained stable, and the deepwater market began to show signs of incremental demand through increased tender activity.

       The deepwater market is becoming increasingly bifurcated between the high-specification, ultra-deepwater rig market and the market for other deepwater rigs. We anticipate continued high utilization of the worldwide ultra-deepwater semisubmersible rig fleet for the foreseeable future. We expect operators to continue to upgrade their fleets to ultra-deepwater semisubmersible rigs during periods of moderating day rates and as new discoveries occur at deeper water depths. Future ultra-deepwater semisubmersible rig day rates will depend in large part on projected oil and natural gas prices and the global economy.

       In addition to ENSCO 8502, which was delivered in January 2010 and is expected to commence drilling under a two-year contract during the third quarter of 2010, we have four ENSCO 8500 Series® rigs under construction with scheduled delivery dates during the fourth quarter of 2010, the second half of 2011 and the first and second half of 2012. ENSCO 8503 is committed under a long-term drilling contract in the Gulf of Mexico and the remaining ENSCO 8500 Series® rigs under construction are without contracts. Our ENSCO 7500 ultra-deepwater semisubmersible rig currently is operating under contract in Australia.

    Asia Pacific

       During 2009, Asia Pacific jackup rig utilization and day rates were significantly impacted by the 2008 decline in oil and natural gas prices and the global economic crisis. While the Asia Pacific jackup market began to show signs of stability during the first quarter of 2010, competition for work remained intense due to the oversupply of jackup rigs and limited contract opportunities. With an expected increase in the supply of available jackup rigs from newbuild deliveries and expiring drilling contracts, we anticipate that Asia Pacific jackup rig utilization and day rates will remain under pressure in the near-term.

    Europe and Africa

       Our Europe and Africa offshore drilling operations are mainly conducted in Northern Europe. The 2008 decline in oil and natural gas prices resulted in several cancelled tenders and unexercised contract extension options during the latter portion of 2009. Tender activity in the region during 2009 and the first quarter of 2010 was limited, and we expect this trend to continue in the near-term. Operators continue to relocate jackup rigs to the region despite weak demand. As a result, we anticipate this market will experience excess rig availability, and utilization and day rates will remain under pressure in the near-term.

    North and South America

       A significant portion of our North and South America offshore drilling operations are conducted in Mexico, where demand for rigs increased in recent years as Petróleos Mexicanos ("PEMEX"), the national oil company of Mexico, accelerated drilling activities in an attempt to offset continued depletion of its major oil and natural gas fields. During 2009, demand for jackup rigs in Mexico remained high despite global economic conditions. In response to the significant number of jackup rig contracts set to expire during 2010, PEMEX recently issued tenders for several jackup rigs to commence drilling operations later this year. We expect future day rates in Mexico to face pressure as jackup rig contracts in the region expire and drilling contractors with idle rigs in other geographic regions pursue the available contract opportunities.

       We also conduct a portion of our North and South America jackup operations in the Gulf of Mexico. The Gulf of Mexico jackup market remained extremely weak during 2009, with drilling activity reaching historic lows as a result of the deterioration in the global economy. During the first quarter of 2010, tender activity in the Gulf of Mexico region improved as operators capitalized on cost-effective terms offered by drilling contractors. Although drilling activity in this region may increase during 2010, we do not expect meaningful improvement in day rates in the near-term.

RESULTS OF OPERATIONS

       The following table summarizes our condensed consolidated operating results for the quarters ended March 31, 2010 and 2009 (in millions):

	2010	2009

Revenues	$441.5	$484.2
Operating expenses
Contract drilling (exclusive of depreciation)	182.8	154.6
Depreciation	52.7	43.8
General and administrative	20.6	12.0
Operating income	185.4	273.8
Other income (expense), net	3.1	(4.3)
Provision for income taxes	31.8	54.2
Income from continuing operations	156.7	215.3
Income from discontinued operations, net	34.9	6.8
Net income	191.6	222.1
Net income attributable to noncontrolling interests	(1.8)	(1.4)
Net income attributable to Ensco	$189.8	$220.7

       For the quarter ended March 31, 2010, revenues declined by $42.7 million, or 9%, and operating income declined by $88.4 million, or 32%, as compared to the prior year quarter. These declines were primarily due to a decline in the utilization of, and average day rates earned by, our Europe and Africa and Asia Pacific jackup fleets, partially offset by significant increases in revenues and operating income generated by our ultra-deepwater semisubmersible rig fleet.

       A significant number of our drilling contracts are of a long-term nature. Accordingly, a decline in demand for contract drilling services typically affects our operating results and cash flows gradually over several quarters as long-term contracts expire. The significant decline in oil and natural gas prices during the latter half of 2008 and the deterioration of the global economy resulted in a dramatic decline in demand for contract drilling services during 2009, which will continue to negatively impact our operating results during 2010. While we have substantial contract backlog for 2010, it is uncertain if revenue and operating income levels achieved during 2009 will be sustained during 2010.

Rig Locations, Utilization and Average Day Rates

       We manage our business through four operating segments. Our jackup rigs are mobile and occasionally move between operating segments in response to market conditions and contract opportunities. The following table summarizes our offshore drilling rigs by segment and rigs under construction as of March 31, 2010 and 2009:

	2010	2009

Deepwater(1)	4	2
Asia Pacific	17	17
Europe and Africa	10	10
North and South America	13	13
Under construction	4	6
Total(2)	48	48

(1)
In June 2009, we accepted delivery of ENSCO 8501, which commenced drilling operations in the Gulf of Mexico under a three-and-a-half year contract in October 2009. In January 2010, we accepted delivery of ENSCO 8502, which is expected to commence drilling operations during the third quarter of 2010.

(2)	The total number of rigs for each period excludes rigs reclassified as discontinued operations. ENSCO 57 has been reclassified as discontinued operations and, therefore, excluded from the table.

       The following table summarizes our rig utilization and average day rates from continuing operations by operating segment for the quarters ended March 31, 2010 and 2009:

	2010	2009

Rig utilization(1)
Deepwater	99%	100%
Asia Pacific(3)	75%	82%
Europe and Africa	68%	99%
North and South America	86%	67%
Total	78%	82%

Average day rates(2)
Deepwater	$411,090	$ --
Asia Pacific(3)	116,888	160,344
Europe and Africa	141,032	218,947
North and South America	88,098	119,057
Total	$138,684	$167,797

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(3)	Rig utilization and average day rates for the Asia Pacific operating segment include our jackup rigs only. The ENSCO I barge rig has been excluded.

       Detailed explanations of our operating results, including discussions of revenues, contract drilling expense and depreciation expense by operating segment, are provided below.

   Operating Income

       Our business consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe and Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling. Segment information for the quarters ended March 31, 2010 and 2009 is presented below. General and administrative expense is not allocated to our operating segments for purposes of measuring segment operating income and is included in "Reconciling Items."

Three Months Ended March 31, 2010
(in millions)

				North
			Europe	and	Operating
		Asia	and	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenues	$130.4	$132.0	$87.6	$91.5	$441.5	$ --	$441.5
Operating expenses Contract drilling (exclusive of depreciation)	45.0	51.8	47.1	38.9	182.8	--	182.8
Depreciation	9.8	18.3	11.8	12.5	52.4	.3	52.7
General and administrative	--	--	--	--	--	20.6	20.6
Operating income (loss)	$ 75.6	$ 61.9	$28.7	$40.1	$206.3	$(20.9)	$185.4

Three Months Ended March 31, 2009
(in millions)

				North
			Europe	and	Operating
		Asia	and	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenues	$ --	$195.8	$196.4	$92.0	$484.2	$ --	$484.2
Operating expenses Contract drilling (exclusive of depreciation)	4.8	57.2	53.5	39.1	154.6	--	154.6
Depreciation	2.3	18.3	10.9	12.0	43.5	.3	43.8
General and administrative	--	--	--	--	--	12.0	12.0
Operating (loss) income	$(7.1)	$120.3	$132.0	$40.9	$286.1	$(12.3)	$273.8

    Deepwater

       Deepwater revenues for the quarter ended March 31, 2010 increased by $130.4 million as compared to the prior year quarter. The increase in revenues was due to the deferral of ENSCO 7500 revenues during the comparable prior year quarter as the rig mobilized from the Gulf of Mexico to Australia and due to revenues earned by ENSCO 8500 and ENSCO 8501 which commenced drilling operations under long-term contracts during the second and fourth quarters of 2009, respectively. Contract drilling expense increased by $40.2 million, primarily due to the deferral of certain costs associated with the ENSCO 7500 mobilization during the comparable prior year quarter and the commencement of ENSCO 8500 and ENSCO 8501 drilling operations as previously noted. Depreciation expense increased by $7.5 million due to the addition of ENSCO 8500 and ENSCO 8501 to our deepwater fleet in the second and fourth quarters of 2009, respectively.

    Asia Pacific

       Asia Pacific revenues for the quarter ended March 31, 2010 declined by $63.8 million, or 33%, as compared to the prior year quarter. The decline in revenues was primarily due to a 27% decline in average day rates and a decline in utilization to 75% from 82% in the prior year quarter. The decline in average day rates and utilization occurred due to lower levels of spending by oil and gas companies in response to the significant decline in oil and natural gas prices during the latter half of 2008, coupled with excess rig availability in the region. Contract drilling expense declined by $5.4 million, or 9%, as compared to the prior year quarter, due to the impact of the decline in utilization. Depreciation expense was comparable to the prior year quarter.

    Europe and Africa

       Europe and Africa revenues for the quarter ended March 31, 2010 declined by $108.8 million, or 55%, compared to the prior year quarter. The decline was primarily due to a decline in utilization to 68% from 99% in the prior year quarter and a 36% decline in average day rates due to lower levels of spending by oil and gas companies. Contract drilling expense declined by $6.4 million, or 12%, as compared to the prior year quarter, due to the impact of the decline in utilization. Depreciation expense increased by 8% due to the ENSCO 100 capital enhancement project completed during 2009 and depreciation on minor upgrades and improvements to our Europe and Africa fleet completed during 2009 and the first quarter of 2010.

    North and South America

       North and South America revenues for the quarter ended March 31, 2010 were comparable to the prior year quarter. The increase in utilization of our North and South America jackup rigs to 86% from 67% in the prior year quarter was offset by a 26% decline in average day rates. The increase in utilization resulted from the reduced supply of available jackup rigs in the Gulf of Mexico, coupled with attractive day rates for operators in the region. The decline in average day rates occurred due to lower levels of spending by oil and gas companies. Contract drilling expense was comparable to the prior year quarter as declines in repair and maintenance expense were offset by the impact of increased utilization. Depreciation expense increased by 4% due to capital enhancement projects completed during 2009 on our jackup rigs contracted with PEMEX.

    Other

       General and administrative expense for the quarter ended March 31, 2010 increased by $8.6 million, or 72%, as compared to the prior year quarter, primarily due to increased share-based compensation expense, increased professional fees incurred in connection with various reorganization efforts undertaken as a result of our redomestication to the U.K. in December 2009 and costs related to opening our new London headquarters.

Other Income (Expense), Net

       The following summarizes other income (expense), net, for the quarter ended March 31, 2010 and 2009 (in millions):

	2010	2009

Interest income	$ .1	$ .7
Interest expense, net:
Interest expense	(5.0)	(5.3)
Capitalized interest	5.0	5.3
	--	--
Other, net	3.0	(5.0)
	$3.1	$(4.3)

       Interest income for the quarter ended March 31, 2010 declined as compared to the prior year quarter due to lower average interest rates, partially offset by an increase in amounts invested. Interest expense declined over the same periods due to a decline in outstanding debt. All interest expense incurred during the quarters ended March 31, 2010 and 2009 was capitalized in connection with the construction of our ENSCO 8500 Series® rigs.

       Our functional currency is the U.S. dollar, and a portion of the revenues earned and expenses incurred by some of our subsidiaries are denominated in currencies other than the U.S. dollar ("foreign currencies"). These transactions are remeasured in U.S. dollars based on a combination of both current and historical exchange rates. Other, net, included $2.1 million of net foreign currency exchange gains for the quarter ended March 31, 2010 and $6.0 million of net foreign currency exchange losses for the quarter ended March 31, 2009.

Provision for Income Taxes

       Income tax rates imposed in the tax jurisdictions in which our subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenues, statutory or negotiated deemed profits or other bases utilized under local tax laws, rather than to net income. Our drilling rigs frequently move from one taxing jurisdiction to another to perform contract drilling services. In some instances, the movement of drilling rigs among taxing jurisdictions will involve a transfer of drilling rig ownership among our subsidiaries. As a result of the frequent changes in taxing jurisdictions in which our drilling rigs are operated and/or owned, our consolidated effective income tax rate may vary substantially from one reporting period to another, depending on the relative components of our earnings generated in tax jurisdictions with higher tax rates or lower tax rates.

       Subsequent to our redomestication to the U.K. in December 2009, we reorganized our worldwide operations, which included, among other things, the transfer of ownership of several of our drilling rigs among our subsidiaries.

       Income tax expense was $31.8 million and $54.2 million for the quarters ended March 31, 2010 and 2009, respectively. The $22.4 million decline in income tax expense as compared to the prior year quarter was primarily due to reduced profitability and a decline in our consolidated effective income tax rate to 16.9% from 20.1% in the prior year quarter. The decline in our 2010 consolidated effective income tax rate as compared to the prior year quarter was primarily due to the aforementioned transfer of drilling rig ownership in connection with the reorganization of our worldwide operations, which resulted in an increase in the relative components of our earnings generated in tax jurisdictions with lower tax rates.

Discontinued Operations

    Rig Sales

    In recent years we have focused on the expansion of our ultra-deepwater semisubmersible rig fleet and high-grading our premium jackup fleet.  Accordingly, we sold jackup rig ENSCO 57 in April 2010 for $47.1 million, of which two deposits of $4.7 million each were received in December 2009 and March 2010, respectively.  In March 2010, we sold jackup rigs ENSCO 50 and ENSCO 51 for an aggregate $94.7 million, of which a deposit of $4.7 million was received in December 2009.  We recognized an aggregate pre-tax gain of $33.9 million in connection with the disposals of ENSCO 50 and ENSCO 51, which was included in gain on disposal of discontinued operations, net, in our condensed consolidated statement of income for the quarter ended March 31, 2010.  ENSCO 50, ENSCO 51 and ENSCO 57 operating results were reclassified as discontinued operations in our condensed consolidated statements of income for the quarters ended March 31, 2010 and 2009.  See Note 8 to our condensed consolidated financial statements for additional information on the sale of ENSCO 50, ENSCO 51 and ENSCO 57.

    ENSCO 69

       From May 2007 to June 2009, ENSCO 69 was contracted to Petrosucre, a subsidiary of Petróleos de Venezuela S.A., the national oil company of Venezuela ("PDVSA"). In January 2009, we suspended drilling operations on ENSCO 69 after Petrosucre failed to satisfy its contractual obligations and meet commitments relative to the payment of past due invoices. Petrosucre then took over complete control of ENSCO 69 drilling operations utilizing Petrosucre employees and a portion of the Venezuelan rig crews we had utilized.

       On June 4, 2009, after Petrosucre's failure to satisfy its contractual payment obligations, failure to reach a mutually acceptable agreement with us and denial of our request to demobilize ENSCO 69 from Venezuela, Petrosucre advised that it would not return the rig and would continue to operate it without our consent. Petrosucre further advised that it would release ENSCO 69 after a six-month period, subject to a mutually agreed accord addressing the resolution of all remaining obligations under the ENSCO 69 drilling contract. On June 6, 2009, we terminated our contract with Petrosucre and removed all remaining Ensco employees from the rig.

       Due to Petrosucre's failure to satisfy its contractual obligations and meet payment commitments, and in consideration of the Venezuelan government's nationalization of assets owned by international oil and gas companies and oilfield service companies, we concluded it was remote that ENSCO 69 would be returned to us by Petrosucre and operated again by Ensco. Therefore, we recorded the disposal of ENSCO 69 during the second quarter of 2009. ENSCO 69 operating results were reclassified as discontinued operations in our condensed consolidated statements of income for the quarters ended March 31, 2010 and 2009.

       In November 2009, we executed an agreement with Petrosucre to mitigate our losses and resolve issues relative to outstanding amounts owed by Petrosucre for drilling operations performed by Ensco through the date of termination of the drilling contract in June 2009 (the "agreement"). Although ENSCO 69 will continue to be fully controlled and operated by Petrosucre, the agreement requires Petrosucre to compensate us for its ongoing use of the rig. We recognized $6.9 million of pre-tax income from discontinued operations for the quarter ended March 31, 2010 associated with collections under the agreement.

       Although the agreement obligates Petrosucre to make additional payments for its use of the rig during the quarter ended March 31, 2010, the associated income was not recognized in our condensed consolidated statement of income, as collectability was not reasonably assured. There can be no assurances relative to the recovery of outstanding contract entitlements, insurance recovery and related pending litigation, the possible return of ENSCO 69 to us by Petrosucre or the imposition of customs duties in relation to the rig's ongoing presence in Venezuela. See Note 9 to our condensed consolidated financial statements for additional information on insurance recovery and legal remedies related to ENSCO 69.

       The following table summarizes income from discontinued operations for the quarters ended March 31, 2010 and 2009 (in millions):

	2010	2009

Revenues	$19.7	$29.9
Operating expenses	9.4	22.8
Operating income before income taxes	10.3	7.1
Income tax expense	4.6	.3
Gain on disposal of discontinued operations, net	29.2	--
Income from discontinued operations	$34.9	$ 6.8

       Debt and interest expense are not allocated to our discontinued operations.

Fair Value Measurements

       Our auction rate securities were measured at fair value as of March 31, 2010 and December 31, 2009 using significant Level 3 inputs. As a result of continued auction failures, quoted prices for our auction rate securities did not exist as of March 31, 2010 and, accordingly, we concluded that Level 1 inputs were not available. We determined that use of a valuation model was the best available technique for measuring the fair value of our auction rate securities. We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of March 31, 2010. The exit price was derived as the weighted-average present value of expected cash flows over various periods of illiquidity, using a risk-adjusted discount rate based on the credit risk and liquidity risk of our auction rate securities.

       While our valuation model was based on both Level 2 (credit quality and interest rates) and Level 3 inputs, we determined that Level 3 inputs were significant to the overall fair value measurement, particularly the estimates of risk-adjusted discount rates and ranges of expected periods of illiquidity. We reviewed these inputs to our valuation model, evaluated the results and performed sensitivity analysis on key assumptions. Based on our review, we concluded that the fair value measurement of our auction rate securities as of March 31, 2010 was appropriate.

       Based on the results of our fair value measurements, we recognized net unrealized gains of $300,000 during the quarter ended March 31, 2010, included in other income (expense), net, in our condensed consolidated statement of income. The carrying values of our auction rate securities, classified as long-term investments on our condensed consolidated balance sheets, were $55.4 million and $60.5 million as of March 31, 2010 and December 31, 2009, respectively. We anticipate realizing the $61.4 million (par value) of our auction rate securities on the basis that we intend to hold them until they are redeemed, repurchased or sold in a market that facilitates orderly transactions.

       Auction rate securities measured at fair value using significant Level 3 inputs constituted 67% of our assets measured at fair value and less than 1% of our total assets as of March 31, 2010. See Note 7 to our condensed consolidated financial statements for additional information on our fair value measurements.

LIQUIDITY AND CAPITAL RESOURCES

       Although our business historically has been very cyclical, we have relied on our cash flow from continuing operations to meet liquidity needs and fund the majority of our cash requirements. We have maintained a strong financial position through the disciplined and conservative use of debt. A substantial portion of our cash flow is invested in the expansion and enhancement of our fleet of drilling rigs in general and construction of our ENSCO 8500 Series® rigs in particular.

       During the quarter ended March 31, 2010, our primary source of cash was $133.5 million generated from continuing operations and $90.0 million of proceeds from the sale of ENSCO 50 and ENSCO 51. Our primary use of cash for the same period was $167.5 million for the construction, enhancement and other improvement of our drilling rigs, including $151.5 million invested in the construction of our ENSCO 8500 Series® rigs.

       During the quarter ended March 31, 2009, our primary source of cash was $315.7 million generated from continuing operations, and our primary use of cash was $183.8 million for the construction, enhancement and other improvement of our drilling rigs, including $118.8 million invested in the construction of our ENSCO 8500 Series® rigs.

Cash Flow and Capital Expenditures

       Our cash flow from continuing operations and capital expenditures on continuing operations for the quarters ended March 31, 2010 and 2009 were as follows (in millions):

	2010	2009

Cash flow from continuing operations	$133.5	$315.7
Capital expenditures on continuing operations
New rig construction	$151.5	$118.8
Rig enhancements	1.9	38.5
Minor upgrades and improvements	14.1	26.5
	$167.5	$183.8

       Cash flow from continuing operations declined by $182.2 million, or 58%, during the quarter ended March 31, 2010 as compared to the prior year quarter. The decline resulted primarily from a $135.9 million decline in cash receipts from drilling services, a $21.8 million increase in tax payments and a $12.7 million increase in payments for contract drilling expenses.

       We continue to expand the size and quality of our drilling rig fleet. We have four ENSCO 8500 Series® ultra-deepwater semisubmersible rigs under construction with scheduled delivery dates during the fourth quarter of 2010, the second half of 2011 and the first and second half of 2012. In addition, ENSCO 8502 was delivered in January 2010 and is expected to commence drilling operations under a two-year contract during the third quarter of 2010. ENSCO 8503 is committed under a long-term drilling contract in the Gulf of Mexico, while the other three ENSCO 8500 Series® rigs under construction currently are without contracts.

       Based on our current projections, we expect capital expenditures during 2010 to include approximately $635.0 million for construction of our ENSCO 8500® Series rigs, approximately $30.0 million for rig enhancement projects and approximately $100.0 million for minor upgrades and improvements. Depending on market conditions and opportunities, we may make additional capital expenditures to upgrade rigs and construct or acquire additional rigs.

Financing and Capital Resources

        Our long-term debt, total capital and long-term debt to total capital ratios as of March 31, 2010 and December 31, 2009 are summarized below (in millions, except percentages):

	March 31,	December 31,
	2010	2009

Long-term debt	$ 257.2	$ 257.2
Total capital*	5,948.3	5,756.4
Long-term debt to total capital	4.3%	4.5%

       *  Total capital includes long-term debt and Ensco shareholders' equity.

    We have a $350.0 million unsecured revolving credit facility (the "Credit Facility") with a syndicate of banks. We had no amounts outstanding under the Credit Facility as of March 31, 2010 and December 31, 2009. Advances under the Credit Facility bear interest at LIBOR plus an applicable margin rate (currently .35% per annum), depending on our credit rating. We pay a facility fee (currently .10% per annum) on the total $350.0 million commitment, which is also based on our credit rating, and pay an additional utilization fee on outstanding advances if such advances equal or exceed 50% of the total $350.0 million commitment. We are currently in discussions with multiple banks regarding a new line of credit to replace the Credit Facility upon expiration in June 2010. We currently maintain an investment grade credit rating of Baa1 from Moody's Investor's Service and BBB+ from Standard & Poor's Ratings Service.

    We filed a Form S-3 Registration Statement with the SEC on January 13, 2009, which provides us the ability to issue debt and/or equity securities. The registration statement was immediately effective and expires in January 2012.

       As of March 31, 2010, we had an aggregate $125.5 million outstanding under two separate bond issues guaranteed by the United States of America, acting by and through the United States Department of Transportation, Maritime Administration ("MARAD"), that require semiannual principal and interest payments. We also make semiannual interest payments on $150.0 million of 7.20% debentures due in 2027.

       The Board of Directors of ENSCO International Incorporated previously authorized the repurchase of up to $1,500.0 million of our American depositary shares ("ADSs" or "shares"), representing our Class A ordinary shares. In December 2009, the then-Board of Directors of Ensco International Limited, a predecessor of Ensco plc, continued the prior authorization and, subject to shareholder approval, authorized management to repurchase up to $562.4 million of ADSs from time to time pursuant to share repurchase agreements with two investment banks. The then-sole shareholder of Ensco International Limited approved such share repurchase agreements for a five-year term.

       From inception of our share repurchase programs during 2006 through December 31, 2009, we repurchased an aggregate 16.5 million shares at a cost of $937.6 million (an average cost of $56.79 per share). No shares were repurchased under the share repurchase programs during the quarter ended March 31, 2010. Although $562.4 million remained available for repurchase as of March 31, 2010, the Company will not repurchase any shares without further consultation with and approval by the Board of Directors of Ensco plc.

Liquidity

     Our liquidity position as of March 31, 2010 and December 31, 2009 is summarized in the table below (in millions, except ratios):

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$1,229.4	$1,141.4
Working capital	1,364.2	1,167.9
Current ratio	5.1	3.4

       We expect to fund our short-term liquidity needs, including contractual obligations and anticipated capital expenditures, as well as any dividends, share repurchases or working capital requirements, from our cash and cash equivalents and operating cash flow. We expect to fund our long-term liquidity needs, including contractual obligations, anticipated capital expenditures and dividends, from our cash and cash equivalents, investments, operating cash flows and, if necessary, funds borrowed under our $350.0 million unsecured revolving credit facility or other future financing arrangements.

       Based on our $1,229.4 million of cash and cash equivalents as of March 31, 2010 and our current contractual backlog, we believe our remaining $1,004.6 million of contractual obligations associated with the construction of our ENSCO 8500 Series® rigs will be funded from existing cash and cash equivalents and future operating cash flow. We may decide to access debt markets to raise additional capital or increase liquidity as necessary.

Effects of Climate Change and Climate Change Regulation

     Greenhouse gas emissions have increasingly become the subject of international, national, regional, state and local attention. Cap and trade initiatives to limit greenhouse gas emissions have been introduced in the European Union. Similarly, numerous bills related to climate change have been introduced in the U.S. Congress, which could adversely impact most industries. In addition, future regulation of greenhouse gas could occur pursuant to future treaty obligations, statutory or regulatory changes or new climate change legislation in the jurisdictions in which we operate. It is uncertain whether any of these initiatives will be implemented. However, based on published media reports, we believe that it is not reasonably likely that the current proposed initiatives in the U.S. will be implemented without substantial modification. If such initiatives are implemented, we do not believe that such initiatives would have a direct, material adverse effect on our operating costs.

     Restrictions on greenhouse gas emissions could have an indirect effect in those industries that use significant amounts of petroleum products, which could potentially result in a reduction in demand for petroleum products and, consequently, our offshore contract drilling services. We are currently unable to predict the manner or extent of any such effect. Furthermore, one of the long-term physical effects of climate change may be an increase in the severity and frequency of adverse weather conditions, such as hurricanes, which may increase our insurance costs or risk retention, limit insurance availability or reduce the areas in which, or the number of days during which, our customers would contract for our drilling rigs in general and in the Gulf of Mexico in particular. We are currently unable to predict the manner or extent of any such effect.

MARKET RISK

    Derivatives

       We use derivatives to reduce our exposure to various market risks, primarily foreign currency exchange rate risk. Our functional currency is the U.S. dollar. As is customary in the oil and gas industry, a majority of our revenues are denominated in U.S. dollars, however, a portion of the expenses incurred by some of our subsidiaries are denominated in currencies other than the U.S. dollar ("foreign currencies"). We maintain a foreign currency exchange rate risk management strategy that utilizes derivatives to reduce our exposure to unanticipated fluctuations in earnings and cash flows caused by changes in foreign currency exchange rates. We occasionally employ an interest rate risk management strategy that utilizes derivative instruments to minimize or eliminate unanticipated fluctuations in earnings and cash flows arising from changes in, and volatility of, interest rates.

       We utilize derivatives to hedge forecasted foreign currency denominated transactions, primarily to reduce our exposure to foreign currency exchange rate risk associated with the portion of our remaining ENSCO 8500 Series® construction obligations denominated in Singapore dollars and contract drilling expenses denominated in various other currencies. As of March 31, 2010, $232.2 million of the aggregate remaining contractual obligations associated with our ENSCO 8500 Series® construction projects was denominated in Singapore dollars, of which $179.7 million was hedged through derivatives.

        We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to changes in foreign currency exchange rates. We predominantly structure our drilling contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We also employ various strategies, including the use of derivatives, to match foreign currency denominated assets with equal or near equal amounts of foreign currency denominated liabilities, thereby minimizing exposure to earnings fluctuations caused by changes in foreign currency exchange rates.

        We utilize derivatives and undertake foreign currency exchange rate hedging activities in accordance with our established policies for the management of market risk. We minimize our credit risk relating to the counterparties of our derivatives by transacting with multiple, high-quality financial institutions, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of our counterparties. We do not enter into derivatives for trading or other speculative purposes. We believe that our use of derivatives and related hedging activities reduces our exposure to foreign currency exchange rate risk and interest rate risk and does not expose us to material credit risk or any other material market risk.

        As of March 31, 2010, we had derivatives outstanding to exchange an aggregate $300.2 million for various foreign currencies, including $185.2 million for Singapore dollars. If we were to incur a hypothetical 10% adverse change in foreign currency exchange rates, net unrealized losses associated with our foreign currency denominated assets and liabilities and related derivatives as of March 31, 2010 would approximate $24.0 million, including $18.9 million related to our Singapore dollar exposures. All of our derivatives mature during the next two years. See Note 4 to our consolidated condensed financial statements for additional information on our derivative instruments.

    Auction Rate Securities

        We have generated a substantial cash balance, portions of which are invested in securities that meet our requirements for quality and return. Investment of our cash exposes us to market risk. We held $61.4 million (par value) of auction rate securities with a carrying value of $55.4 million as of March 31, 2010. We intend to hold these securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions. Due to significant uncertainties related to the auction rate securities market, we will be exposed to the risk of changes in the fair value of these securities in future periods.

        To measure the fair value of our auction rate securities as of March 31, 2010, we used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price"). The exit price was derived as the weighted-average present value of expected cash flows over various periods of illiquidity, using a risk-adjusted discount rate based on the credit risk and liquidity risk of our auction rate securities. If we were to incur a hypothetical 10% adverse change in the risk-adjusted discount rate and a 10% adverse change in the periods of illiquidity, the additional unrealized losses on our auction rate securities as of March 31, 2010 would approximate $1.8 million. See Note 7 to our condensed consolidated financial statements for additional information on our auction rate securities.

CRITICAL ACCOUNTING POLICIES

       The preparation of financial statements and related disclosures in conformity with GAAP requires our management to make estimates, judgments and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our significant accounting policies are included in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2010, as updated by the Current Reports on Form 8-K dated June 8, 2010 and August 13, 2010. These policies, along with our underlying judgments and assumptions made in their application, have a significant impact on our consolidated financial statements. We identify our critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and operating results, and that require the most difficult, subjective and/or complex judgments by management regarding estimates in matters that are inherently uncertain. Our critical accounting policies are those related to property and equipment, impairment of long-lived assets and goodwill and income taxes.

    Property and Equipment

       As of March 31, 2010, the carrying value of our property and equipment totaled $4,482.6 million, which represented 66% of total assets. This carrying value reflects the application of our property and equipment accounting policies, which incorporate management's estimates, judgments and assumptions relative to the capitalized costs, useful lives and salvage values of our rigs.

       We develop and apply property and equipment accounting policies that are designed to appropriately and consistently capitalize those costs incurred to enhance, improve and extend the useful lives of our assets and expense those costs incurred to repair or maintain the existing condition or useful lives of our assets. The development and application of such policies requires estimates, judgments and assumptions by management relative to the nature of, and benefits from, expenditures on our assets. We establish property and equipment accounting policies that are designed to depreciate our assets over their estimated useful lives. The judgments and assumptions used by management in determining the useful lives of our property and equipment reflect both historical experience and expectations regarding future operations, utilization and performance of our assets. The use of different estimates, judgments and assumptions in the establishment of our property and equipment accounting policies, especially those involving the useful lives of our rigs, would likely result in materially different asset carrying values and operating results.

       For additional information on the useful lives of our drilling rigs, including an analysis of the impact of various changes in useful life assumptions, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates" in Part II of our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by the Current Reports on Form 8-K dated June 8, 2010 and August 13, 2010.

    Impairment of Long-Lived Assets and Goodwill

       We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. Generally, extended periods of idle time and/or inability to contract rigs at economical rates are an indication that a rig may be impaired. However, the offshore drilling industry has historically been highly cyclical, and it is not unusual for rigs to be unutilized or underutilized for significant periods of time and subsequently resume full or near full utilization when business cycles change. Likewise, during periods of supply and demand imbalance, rigs are frequently contracted at or near cash break-even rates for extended periods of time until day rates increase when demand comes back into balance with supply. Impairment situations may arise with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic location. Our rigs are mobile and may generally be moved from markets with excess supply, if economically feasible. Our ultra-deepwater semisubmersible rigs and jackup rigs are suited for, and accessible to, broad and numerous markets throughout the world.

       For property and equipment used in our operations, recoverability generally is determined by comparing the carrying value of an asset to the expected undiscounted future cash flows of the asset. If the carrying value of an asset is not recoverable, the amount of impairment loss is measured as the difference between the carrying value of the asset and its estimated fair value. The determination of expected undiscounted cash flow amounts requires significant estimates, judgments and assumptions, including future utilization, day rates, expense levels and capital requirements for each of our drilling rigs, as well as cash flows generated upon disposition. Due to the inherent uncertainties associated with these estimates, we perform sensitivity analysis on key assumptions as part of our recoverability test.
       If the global economy deteriorates and/or other events or changes in circumstances indicate that the carrying value of one or more of our drilling rigs may not be recoverable, we will conclude that a triggering event has occurred and perform a recoverability test. If, at the time of the recoverability test, management's judgments and assumptions regarding future industry conditions and operations have diminished, it is reasonably possible that we would conclude that one or more of our drilling rigs are impaired.

       We test goodwill for impairment on an annual basis or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate each unit's fair value as of the testing date. Our four operating segments represent our reporting units. In most instances, our calculation of the fair value of our reporting units is based on estimates of future discounted cash flows to be generated by our drilling rigs, which reflect management's judgments and assumptions regarding the appropriate risk-adjusted discount rate, as well as future industry conditions and operations, including future utilization, day rates, expense levels, capital requirements and terminal values for each of our drilling rigs. Due to the inherent uncertainties associated with these estimates, we perform sensitivity analysis on key assumptions as part of our goodwill impairment test.

       If the aggregate fair value of our reporting units exceeds our market capitalization, we evaluate the reasonableness of the implied control premium which includes a comparison to implied control premiums from recent market transactions within our industry or other relevant benchmark data. To the extent that the implied control premium based on the aggregate fair value of our reporting units is not reasonable, we adjust the discount rate used in our discounted cash flow model and reduce the estimated fair values of our reporting units.

       If the estimated fair value of a reporting unit exceeds its carrying value, its goodwill is considered not impaired. If the estimated fair value of a reporting unit is less than its carrying value, we estimate the implied fair value of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to such excess. In the event we dispose of drilling rig operations that constitute a business, goodwill would be allocated in the determination of gain or loss on disposal. Based on our annual goodwill impairment test performed as of December 31, 2009, there was no impairment of goodwill.

       If the global economy deteriorates and/or our expectations relative to future offshore drilling industry conditions decline, we may conclude that the fair value of one or more of our reporting units has more-likely-than-not declined below its carrying amount and perform an interim period goodwill impairment test. If, at the time of the goodwill impairment test, management's judgments and assumptions regarding future industry conditions and operations have diminished or the market value of our shares has substantially declined, we may conclude that the goodwill of one or more of our reporting units has been impaired. It is reasonably possible that the judgments and assumptions inherent in our goodwill impairment test may change in response to future market conditions.

       Asset impairment evaluations are, by nature, highly subjective. In most instances they involve expectations of future cash flows to be generated by our drilling rigs, which reflect management's judgments and assumptions regarding future industry conditions and operations, as well as management's estimates of future utilization, day rates, expense levels and capital requirements. The estimates, judgments and assumptions used by management in the application of our asset impairment policies reflect both historical experience and an assessment of current and expected future operational, industry, market, economic and political environments. The use of different estimates, judgments, assumptions and expectations regarding future industry conditions and operations would likely result in materially different asset carrying values and operating results.

    Income Taxes

       We conduct operations and earn income in numerous countries and are subject to the laws of numerous tax jurisdictions. As of March 31, 2010, our condensed consolidated balance sheet included a $353.5 million net deferred income tax liability, a $38.7 million liability for income taxes currently payable and a $14.4 million liability for unrecognized tax benefits.

       The carrying values of deferred income tax assets and liabilities reflect the application of our income tax accounting policies and are based on management's estimates, judgments and assumptions regarding future operating results and levels of taxable income. Carryforwards and tax credits are assessed for realization as a reduction of future taxable income by using a more-likely-than-not determination.

       We do not provide deferred taxes on the undistributed earnings of our U.S. subsidiary and predecessor, ENSCO International Incorporated ("Ensco Delaware"), because our policy and intention is to reinvest such earnings indefinitely or until such time that they can be distributed in a tax-free manner. We do not provide deferred taxes on the undistributed earnings of Ensco Delaware's non-U.S. subsidiaries because our policy and intention is to reinvest such earnings indefinitely.

       The carrying values of liabilities for income taxes currently payable and unrecognized tax benefits are based on management's interpretation of applicable tax laws and incorporate management's estimates, judgments and assumptions regarding the use of tax planning strategies in various taxing jurisdictions. The use of different estimates, judgments and assumptions in connection with accounting for income taxes, especially those involving the deployment of tax planning strategies, may result in materially different carrying values of income tax assets and liabilities and operating results.

       We operate in many jurisdictions where tax laws relating to the offshore drilling industry are not well developed. In jurisdictions where available statutory law and regulations are incomplete or underdeveloped, we obtain professional guidance and consider existing industry practices before utilizing tax planning strategies and meeting our tax obligations.

       Tax returns are routinely subject to audit in most jurisdictions and tax liabilities are occasionally finalized through a negotiation process. While we have not historically experienced significant adjustments to previously recognized tax assets and liabilities as a result of finalizing tax returns, there can be no assurance that significant adjustments will not arise in the future. In addition, there are several factors that could cause the future level of uncertainty relating to our tax liabilities to increase, including the following:

•	The IRS and/or HMRC may disagree with our interpretation of tax laws, treaties or regulations with respect to the redomestication.
•	During recent years, the number of tax jurisdictions in which we conducted operations increased, and we currently anticipate that this trend will continue.
•
In order to utilize tax planning strategies and conduct operations efficiently, our subsidiaries frequently enter into transactions with affiliates that are generally subject to complex tax regulations and are frequently reviewed by tax authorities.

•	We may conduct future operations in certain tax jurisdictions where tax laws are not well developed, and it may be difficult to secure adequate professional guidance.
•	Tax laws, regulations, agreements and treaties change frequently, requiring us to modify existing tax strategies to conform to such changes.

NEW ACCOUNTING PRONOUNCEMENTS

       In February 2010, the FASB issued Accounting Standards Update 2010-09, "Subsequent Events (Topic 855)" ("Update 2010-09"). Update 2010-09 became effective upon issuance and resulted in the removal of our footnote disclosure of the date through which we evaluated subsequent events.

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